Exhibit 10.7

Archimedes Tech SPAC Partners III Co.

2093 Philadelphia Pike #1968

Claymont, DE 19703

January 22, 2026

Archimedes Tech SPAC Sponsors III LLC

2093 Philadelphia Pike #1968

Claymont, DE 19703

Re: Administrative Services Agreement

Ladies and Gentlemen:

This letter agreement by and between Archimedes Tech SPAC Partners III Co. (the “Company”) and Archimedes Tech SPAC Sponsors III LLC (“Sponsor”), will confirm our agreement that, commencing on the effective date (the “Commencement Date”) of the Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) for the initial public offering of the Company’s securities and continuing until the earlier of (x) the consummation by the Company of an initial business combination or (y) the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(i)    Sponsor shall make available, or cause to be made available, to the Company, or any successor certain office space, administrative and support services as may be reasonably required by the Company. In exchange therefor, the Company shall pay Sponsor, or an affiliate thereof, as determined by the Sponsor, the sum of $20,000 per month on the Commencement Date and continuing monthly thereafter until the Termination Date; and

(ii)    Sponsor hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”) as a result of, or arising out of, this letter agreement, and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of law principles.

[Signature Page Follows]

Very truly yours,

ARCHIMEDES TECH SPAC PARTNERS III CO.

By:	/s/ Long Long
Name:	Long Long
Title:	Chief Executive Officer

AGREED TO AND ACCEPTED BY:

ARCHIMEDES TECH SPAC SPONSORS III LLC

By:	/s/ Long Long
Name:	Long Long
Title:	Managing Member

[Signature Page to Administrative Services Agreement]